Exhibit 2.2

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this "Agreement"), dated as of February 6, 2020, is entered into between Interlink Plus, Inc., a Nevada corporation ("Seller") and Zixiao Chen ("Buyer").

R E C I T A L S:

WHEREAS, Seller's business consist of two major segments: travel agency assistance services and convention services (together, the "Business"); and

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the rights of Seller to the Purchased Assets (as defined herein), subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.01  Purchase of Assets.  Buyer hereby purchases from Seller all of Seller's right, title and interest in, to and under all of the tangible and intangible assets owned, used or held for use by Seller that are related to the Business, including, but not limited to, the assets described on the attached Exhibit A (the "Purchased Assets"), free and clear of any mortgage, pledge, lien, charge, security interest, claim or other encumbrance ("Encumbrance"); provided, however, the parties agree that the Purchased Assets do not include those certain assets described on the attached Exhibit B (the "Excluded Assets"). Notwithstanding the above, Buyer shall have the sole and exclusive right, for a period of six months after the Closing Date (as defined below), to acquire each of the Excluded Assets for no additional consideration, if Seller ceases to use any such assets during such six-month period.

Section 1.02  Assumption of Liabilities.  Buyer hereby assumes from Seller and agrees to pay, defend, discharge and perform as and when due any and all liabilities accruing up to the Effective Time (as defined below), and arising out of or relating to the Assets or the Business, including, but not limited to, the liabilities described on the attached Exhibit C (the "Assumed Liabilities").

Section 1.03  Amount and Form of Consideration.  In consideration for the Purchased Assets, Buyer agrees to transfer to Seller 2,000,000 shares of Seller's Common Stock, par value ($0.0001) per share (the "Shares") and discharge the Assumed Liabilities (the "Purchase Price"). The Purchase Price shall be paid as provided in Section 2.03(b).

Section 1.04  Allocation of Purchase Price. Seller and Buyer agree to allocate the Purchase Price among the Purchased Assets for all purposes (including tax and financial accounting) as agreed by their respective accountants, negotiating in good faith on their behalf. Buyer and Seller shall file all tax returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.

ARTICLE II

CLOSING

Section 2.01  Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place on the date of this Agreement first set forth above (the "Closing Date"). The consummation of the transactions contemplated by this Agreement shall be deemed to occur and be effective at 12:01 a.m. PST on the Closing Date (the "Effective Time").

Section 2.02  Bill of Sale; Assignment and Assumption Agreement.  Seller and Buyer hereby confirm that this Agreement, including the Exhibits attached hereto, shall be sufficient as a bill of sale in respect of the Purchased Assets, as an assignment of the Intellectual Property (as defined in Section 3.04(a) below) included in the

Exhibit 2.2

Purchased Assets and as an assignment and assumption of the Assumed Liabilities; provided, however, that if, as and when required, or reasonably requested by either party hereto, the parties shall execute and deliver such supplemental agreements, instruments, and other documents as may be necessary or appropriate in order to give effect to the transfer of the Purchased Assets and assumption of the Assumed Liabilities to Buyer, including the assignment of the Intellectual Property to Buyer.

Section 2.03  Closing Deliverables.

(a)  At the Closing, Seller shall deliver to Buyer: (i) the Purchased Assets; (ii) the Assumed Liabilities; and (iii) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b)  At the Closing, Buyer shall deliver to Seller, or Seller's corporate counsel, stock certificate(s) representing the Shares (duly endorsed to Seller with medallion guarantees, notarization and/or other similar certification acceptable to Seller's transfer agent).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this 0 are true and correct as of the date hereof.

Section 3.01  Organization and Authority of Seller; Enforceability.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Nevada. Seller has full corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with its terms.

Section 3.02  No Conflicts; Consents.  The execution, delivery and performance by Seller of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the articles of incorporation or bylaws of Seller; (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or the Purchased Assets; (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract or other instrument to which Seller is a party or to which any of the Purchased Assets are subject; or (d) result in the creation or imposition of any Encumbrance on the Purchased Assets. No consent, approval, waiver or authorization is required to be obtained by Seller from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby.

Section 3.03  Title to Purchased Assets.  Seller owns and has good and marketable title to the Purchased Assets, free and clear of Encumbrances.

Section 3.04  Permits; Compliance with Laws.  All permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained from governmental authorities included in the Purchased Assets (the "Transferred Permits") are valid and in full force and effect. All fees and charges with respect to such Transferred Permits as of the date hereof have been paid in full. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Transferred Permit. Seller has complied, and is now complying, with all applicable federal, state and local laws and regulations applicable to ownership and use of the Purchased Assets.

Section 3.05  Legal Proceedings. There is no claim, action, suit, proceeding or governmental investigation ("Action") of any nature pending or, to Seller's knowledge, threatened against or by Seller: (a) relating to or

Exhibit 2.2

affecting the Purchased Assets; or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this 0 are true and correct as of the date first set forth above.

Section 4.01  Organization and Authority of Buyer; Enforceability. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Nevada. Buyer has full corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes the legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with its terms.

Section 4.02  No Conflicts; Consents.  The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the articles of incorporation or by-laws of Buyer; or (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer. No consent, approval, waiver or authorization is required to be obtained by Buyer from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby.

Section 4.03  Shares.  Buyer owns and has good title to the Shares, free and clear of Encumbrances.

ARTICLE V

INDEMNIFICATION

Seller hereby agrees to indemnify and hold harmless Buyer against any losses, claims, damages or liabilities to which Buyer may become subject insofar as such losses, claims, damages or liabilities arise out of or are based upon any misrepresentation of Seller contained in this Agreement. Buyer hereby agrees to indemnify and hold harmless Seller against any losses, claims, damages or liabilities to which Seller may become subject insofar as such losses, claims, damages or liabilities arise out of or are based upon any misrepresentation of Buyer contained in this Agreement.

ARTICLE VI

MISCELLANEOUS

Section 6.01  Further Assurances.  Following the Closing, each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 6.02  Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 6.03  Entire Agreement.  This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

Exhibit 2.2

Section 6.04  Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 6.05  Amendment and Modification.  This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.

Section 6.06  Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction).

Section 6.07  Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 6.08  Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page follows]

Exhibit 2.2

IN WITNESS WHEREOF, Seller and Buyer have executed this Purchase Agreement to be effective as of the Effective Time.

SELLER: Interlink Plus, Inc.
By: /s/ Jon Niermann Jon Niermann, CEO
BUYER:
/s/ Zixiao Zixiao Chen

Exhibit 2.2

Exhibit A

Purchased Assets

1.Phone number, phone

2.Customer List

3.Supplier List

4.Any remaining receivables

5.Any cash in company checking account with US Bank ending 8598

6.Any existing contracts with client(s) and hotel(s)

Exhibit 2.2

Exhibit B

Excluded Assets

1.Company name

2.Internet domain name

3.Website

Exhibit 2.2

Exhibit C

Assumed Liabilities

1.Balance owed to TKM Accounting Service as to the Effective Time

2.Balance owed to Topsight Corporation as to the Effective Time

3.Balance owed to Campbell Jones Cohen CPAS as to the Effective Time

4.Any balance owed to hotel(s) and/or supplier(s) as to the Effective Time

5.Any refund owed to client(s) as to the Effective Time